Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this the Registration Statement on Amendment No. 2 to Form S-1 of our report dated September 27, 2021, with respect to the financial statements of Aeluma, Inc. as of June 30, 2021, December 31, 2020 and December 31, 2019, and for the six months ended June 30, 2021, the year ended December 31, 2020 and for the period from February 28, 2019 (inception) through December 31, 2019. Our report relating to the financial statements included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

November 19, 2021